Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 1st Quarter 2024 Results
Denver, Colorado, May 2, 2024 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended March 31, 2024.

“Through the first quarter, we continued building on the momentum generated through 2023, demonstrating operational discipline while continuing to find opportunities to invest, innovate and most importantly deliver clinical excellence,” said Javier Rodriguez, CEO of DaVita Inc.
Financial and operating highlights for the quarter ended March 31, 2024:
•Consolidated revenues were $3.071 billion.
•Operating income was $484 million and adjusted operating income was $463 million.
•Diluted earnings per share was $2.65 and adjusted diluted earnings per share was $2.38.
•Operating cash flow was $(135) million and free cash flow was $(327) million.
•Repurchased 2.1 million shares of our common stock at an average price paid of $112.76 per share.

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$240	$151	$116
Diluted per share	$2.65	$1.62	$1.25
Adjusted net income(1)	$215	$173	$146
Adjusted diluted per share(1)	$2.38	$1.87	$1.58

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended
	March 31, 2024		December 31, 2023		March 31, 2023
	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$484	15.8%	$390	12.4%	$312	10.8%
Adjusted operating income(1)	$463		$415		$352

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the first quarter of 2024 were 7,151,512, or an average of 92,159 treatments per day, representing a per day decrease of (0.4)% compared to the fourth quarter of 2023. Normalized non-acquired treatment growth in the first quarter of 2024 compared to the first quarter of 2023 was 0.4%.

	Three months ended		Quarter change	Three months ended		Year to date change
	March 31, 2024	December 31, 2023		March 31, 2024	March 31, 2023
	(dollars in millions, except per treatment data)
Revenue per treatment	$384.54	$386.31	$(1.77)	$384.54	$366.14	$18.40
Patient care costs per treatment	$255.13	$263.19	$(8.06)	$255.13	$257.34	$(2.21)
General and administrative	$275	$283	$(8)	$275	$259	$16
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily due to a seasonal decline from co-insurance and deductibles, partially offset by an increase in the Medicare base rate and other annual rate increases, favorable changes in mix and a seasonal increase in hospital inpatient dialysis treatments. The year to date change was primarily driven by the increase in average reimbursement rates from revenue cycle improvements and normal annual rate increases including Medicare rate increases, favorable changes in mix, and an increase in hospital inpatient dialysis rates.
Patient care costs: The quarter change was primarily due to decreases in health benefit expense, other direct operating expenses associated with our dialysis centers, contributions to charitable organizations and pharmaceutical unit costs. These decreases we partially offset by increased compensation expenses, decreased treatments in the first quarter of 2024, as well as increases in travel costs and professional fees. The year to date change was primarily due to decreased other direct operating expenses associated with our dialysis centers, center closure costs, as described below, contract wages, contributions to charitable organizations and pharmaceutical unit costs. In addition, our fixed other direct operating expenses favorably impacted patient care costs per treatment due to increased treatments in 2024. These decreases were partially offset by increased compensation expenses and medical supplies expense.
General and administrative: The quarter change was primarily due to seasonal decreases in purchased services and health benefit expense, as well as decreases in contributions to our charitable foundation, professional fees and travel costs. These decreases were partially offset by increased compensation expenses and center closure costs, as described below. The year to date change was primarily due to a refund received in 2023 related to 2022 advocacy costs and increases in compensation expenses. Other drivers of this change include increased IT-related costs and professional fees. These increases were partially offset by decreased severance costs, as described below.
Certain items impacting the quarter:
Gain on changes in ownership interest. During the first quarter of 2024, we acquired a controlling interest in a previously nonconsolidated dialysis partnership. As a result of this transaction, we consolidated this partnership and recognized a non-cash gain of $35.1 million on our previously held ownership interest in this partnership.
Closure costs. During the third quarter of 2023, we continued the strategic review of our outpatient clinic capacity requirements and utilization, which have been impacted both by declines in our patient census in some markets due to the COVID-19 pandemic, as well as by our initiatives toward, and advances in, increasing the proportion of our home dialysis patients. This continuing review, which began in the third quarter of 2022, has resulted in higher than normal charges for center capacity closures over the last number of quarters. These capacity closure costs include net losses on assets retired, lease costs, asset impairments and accelerated depreciation and amortization.
During the three months ended March 31, 2024, we incurred charges for U.S. dialysis center closures of approximately $14.6 million. For a breakdown of how these closure costs have impacted our income statement for respective periods, see Note 3 in our Non-GAAP reconciliations that follow.
Share repurchases. During the three months ended March 31, 2024, we repurchased 2,119,415 shares for $240 million, at an average price paid of $112.76 per share.
Change Healthcare. During the three months ended March 31, 2024, we experienced delays in claims processing as a result of the Change Healthcare outage. As of today, we are current on primary claims submissions. However the impact of the outage increased our days sales outstanding which negatively impacted operating cash flows for the quarter and resulted in an increase in outstanding borrowings under the Company's revolving credit facility. To help mitigate the impact of the outage, we applied for and received interest-free funding from UnitedHealth Group under the Temporary Funding Assistance Program. As of April 30, 2024 we had received approximately $472 million which along with current cash collections was used to pay down the revolving line of credit.
Financial and operating metrics:

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023
Cash flow:	(dollars in millions)
Operating cash flow	$(135)	$463	$1,462	$1,705
Free cash flow(1)	$(327)	$265	$645	$935

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

Three months ended March 31, 2024
Effective income tax rate on:
Income	17.7%
Income attributable to DaVita Inc.(1)	21.5%
Adjusted income attributable to DaVita Inc.(1)	24.3%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
Center activity: As of March 31, 2024, we provided dialysis services to a total of approximately 258,600 patients at 3,092 outpatient dialysis centers, of which 2,665 centers were located in the United States and 427 centers were located in 12 countries outside of the United States. During the first quarter of 2024, we acquired and opened a total of 11 and closed 13 dialysis centers in the United States. We also acquired 67, opened two and closed nine dialysis centers outside of the United States during the first quarter of 2024.
Integrated kidney care (IKC): As of March 31, 2024, we had approximately 68,600 patients in risk-based integrated care arrangements representing approximately $5.3 billion in annualized medical spend. We also had an additional 14,200 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. For an additional description of these metrics, see Note 2: Integrated Care Metrics.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. For example, current macroeconomic and marketplace conditions, and global events continue to generate significant risk and uncertainty, and as a result, our future results could vary materially from the guidance provided below. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These non-GAAP financial measures do not include certain items, including center closure costs, gains on changes in ownership interest and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	Current 2024 guidance		Prior 2024 guidance
	Low	High	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$1,875	$1,975	$1,825	$1,975
Adjusted diluted net income per share attributable to DaVita Inc.	$9.00	$9.80	$8.70	$9.80
Free cash flow	$900	$1,150	$900	$1,150
We will be holding a conference call to discuss our results for the first quarter ended March 31, 2024, on May 2, 2024, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password "Earnings". This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, statements about our balance sheet and liquidity, our expenses, revenues, billings and collections, patient census, availability or cost of supplies, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, the effects of the recent Change Healthcare (CHC) cybersecurity outage on us and our operations, current macroeconomic, marketplace and, labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, capital allocation plans, expenses, cost saving initiatives, other strategic initiatives, use of contract labor, government and commercial payment rates, expectations related to value-based care (VBC), integrated kidney care (IKC), Medicare Advantage (MA) plan enrollment and our international operations, expectations regarding increased competition and marketplace changes, including those related to new or potential entrants in the dialysis and pre-dialysis marketplace and the potential impact of innovative technologies, drugs or other treatments on the dialysis industry, expectations regarding the impact of our continuing cost savings initiatives and our stock repurchase program, and statements related to our guidance and expectations for future periods and the assumptions underlying any such projections. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•current macroeconomic and marketplace conditions, global events and domestic political or governmental volatility, many of which are interrelated and which relate to, among other things, inflation, potential interest rate volatility, labor market conditions, wage pressure, evolving monetary policies, and the continuing impact of the COVID-19 pandemic on our patients, teammates, physician partners, suppliers, business, operations, reputation, financial condition and results of operations; the continuing impact of the pandemic on our revenues and non-acquired growth due to lower treatment volumes; COVID-19's impact on the chronic kidney disease (CKD) population and our patient population including on the mortality of these patients; any potential negative impact on our commercial mix or the number of our patients covered by commercial insurance plans; the potential impact of new or potential entrants in the dialysis and pre-dialysis marketplace and potential impact of innovative technologies, drugs, or other treatments on our patients and industry; our ability to successfully implement cost savings initiatives; supply chain challenges and disruptions; and elevated teammate turnover and training costs and higher salary and wage expense, driven in part by persisting labor market conditions and a high demand for our clinical personnel, any of which may also have the effect of heightening many of the other risks and uncertainties discussed below, and in many cases, the impact of the pandemic and the aforementioned global economic conditions on our business may persist even as the pandemic continues to subside;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under such plans, including, without limitation, as a result of continuing legislative efforts to restrict or prohibit the use and/or availability of charitable premium assistance, such as AB 290, which may result in the loss of revenues or patients, as a result of our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations, or as a result of payors' implementing restrictive plan designs, including, without limitation, actions taken in response to the U.S. Supreme Court’s decision in Marietta Memorial Hospital Employee Health Benefit Plan, et al. v. DaVita Inc. et al. (Marietta); how and whether regulators and legislators will respond to the Marietta decision including, without limitation, whether they will issue regulatory guidance or adopt new legislation; how courts will interpret other anti-discriminatory provisions that may apply to restrictive plan designs; whether there could be other potential negative impacts of the Marietta decision; and the timing of each of these items;
•the extent to which healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in or that select higher-paying commercial plans, including for example MA plans or other material impacts to our business or operations; or our making incorrect assumptions about how our patients will respond to any such developments;
•risks arising from potential changes in laws, regulations or requirements applicable to us, such as potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including, without limitation, those related to healthcare, antitrust matters, including, among others, non-competes and other restrictive covenants, and acquisition, merger, joint venture or similar transactions and/or labor matters;
•our ability to attract, retain and motivate teammates and our ability to manage operating cost increases or productivity decreases whether due to union organizing activities, which continue to increase for us and in the dialysis industry overall, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, or other reasons;
•our ability to respond to challenging U.S. and global economic and marketplace conditions, including, among other things, our ability to successfully identify cost savings opportunities and to invest in and implement cost savings initiatives such as ongoing initiatives that increase our use of third-party service providers to perform certain activities, initiatives that relate to clinic optimization and capacity utilization improvement, and procurement opportunities, among other things;
•our ability to successfully implement our strategies with respect to IKC and VBC initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment, including, among other things, maintaining our existing business; meeting growth expectations; recovering our investments; entering into or renewing agreements with payors, third party vendors and others on terms that are competitive and, as appropriate, prove actuarially sound; structuring operations, agreements and arrangements to comply with evolving rules and regulations; finding, training and retaining appropriate staff; and further developing our integrated care and other capabilities to provide competitive programs at scale;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the MA benchmark structure;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party, such as the recent cyber attack on CHC, including any such non-compliance or breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as our continued compliance with complex, and at times, evolving government regulations and requirements, and with additional laws that may apply to our operations as we expand geographically or enter into new lines of business, including through acquisitions or joint ventures;
•the impact of the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the Affordable Care Act, the exchanges and many other core aspects of the current healthcare marketplace, as well as the composition of the U.S. Supreme Court, the president and congressional majority;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to oral phosphate binders, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives introduced by the government or private sector that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete acquisitions, mergers, dispositions, joint ventures or other strategic transactions that we might announce or be considering, on terms favorable to us or at all, to successfully integrate any acquired businesses, to successfully operate any acquired businesses, joint ventures or other strategic transactions, to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•continued increased competition from dialysis providers and others, and other potential marketplace changes, including without limitation increased investment in and availability of funding to new entrants in the dialysis and pre-dialysis marketplace;
•the variability of our cash flows, including, without limitation, any extended billing or collections cycles including, without limitation, due to defects or operational issues in our billing systems or in the billing systems or services of third parties on which we rely, such as the operational issues at CHC resulting from a recent cyber attack; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as any use by us of a considerable amount of available funds to repurchase stock;
•risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;
•impairment of our goodwill, investments or other assets;
•our aspirations, goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; the availability of suppliers that can meet our sustainability standards; and our ability to recruit, develop and retain diverse talent in our labor markets; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2023 and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended March 31,
	2024	2023
Dialysis patient service revenues	$2,941,532	$2,760,034
Other revenues	129,023	112,665
Total revenues	3,070,555	2,872,699
Operating expenses:
Patient care costs	2,078,976	2,058,189
General and administrative	362,480	331,614
Depreciation and amortization	187,083	178,071
Equity investment income, net	(6,682)	(6,820)
Gain on changes in ownership interest	(35,147)	—
Total operating expenses	2,586,710	2,561,054
Operating income	483,845	311,645
Debt expense	(99,418)	(100,774)
Other (loss) income, net	(12,641)	3,752
Income before income taxes	371,786	214,623
Income tax expense	65,806	43,955
Net income	305,980	170,668
Less: Net income attributable to noncontrolling interests	(66,331)	(55,121)
Net income attributable to DaVita Inc.	$239,649	$115,547

Earnings per share attributable to DaVita Inc.:
Basic net income	$2.73	$1.28
Diluted net income	$2.65	$1.25

Weighted average shares for earnings per share:
Basic shares	87,775	90,497
Diluted shares	90,547	92,483

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended March 31,
	2024	2023
Net income	$305,980	$170,668
Other comprehensive (loss) income, net of tax:
Unrealized gains (losses) on interest rate cap agreements:
Unrealized gains (losses)	13,317	(3,539)
Reclassifications of net realized gains into net income	(21,628)	(15,742)
Unrealized (losses) gains on foreign currency translation:	(39,720)	33,561
Other comprehensive (loss) income	(48,031)	14,280
Total comprehensive income	257,949	184,948
Less: Comprehensive income attributable to noncontrolling interests	(66,331)	(55,121)
Comprehensive income attributable to DaVita Inc.	$191,618	$129,827

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(dollars in thousands)

	Three months ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$305,980	$170,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	187,083	178,071
Stock-based compensation expense	24,542	25,373
Deferred income taxes	(3,318)	(3,621)
Equity investment loss, net	18,531	3,044
Gain on changes in ownership interest	(35,147)	—
Other non-cash charges, net	7,639	5,864
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(561,281)	81,850
Inventories	1,929	2,758
Other current assets	(13,044)	66,595
Other long-term assets	1,922	(615)
Accounts payable	(14,162)	(20,535)
Accrued compensation and benefits	(135,041)	(74,144)
Other current liabilities	27,237	(6,486)
Income taxes	60,557	39,251
Other long-term liabilities	(8,263)	(5,516)
Net cash (used in) provided by operating activities	(134,836)	462,557
Cash flows from investing activities:
Additions of property and equipment	(121,015)	(147,705)
Acquisitions	(105,163)	—
Proceeds from asset and business sales	7,040	13,474
Purchase of debt investments held-to-maturity	(309)	(25,000)
Purchase of other debt and equity investments	(2,975)	(4,643)
Proceeds from debt investments held-to-maturity	300	50,258
Proceeds from sale of other debt and equity investments	4,547	3,856
Purchase of equity method investments	(460)	(7,904)
Distributions from equity method investments	2,829	1,120
Net cash used in investing activities	(215,206)	(116,544)
Cash flows from financing activities:
Borrowings	1,290,255	611,829
Payments on long-term debt	(554,544)	(880,552)
Deferred and debt related financing costs	(99)	(7)
Purchase of treasury stock	(250,961)	—
Distributions to noncontrolling interests	(77,348)	(54,837)
Net payments related to stock purchases and awards	(86,488)	(7,902)
Contributions from noncontrolling interests	3,725	4,725
Proceeds from sales of additional noncontrolling interests	—	50,832
Purchases of noncontrolling interests	(5,221)	—
Net cash provided by (used in) financing activities	319,319	(275,912)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,130)	2,307
Net (decrease) increase in cash, cash equivalents and restricted cash	(33,853)	72,408
Cash, cash equivalents and restricted cash at beginning of the year	464,634	338,989
Cash, cash equivalents and restricted cash at end of the period	$430,781	$411,397

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$345,131	$380,063
Restricted cash and equivalents	85,650	84,571
Short-term investments	10,611	11,610
Accounts receivable	2,594,675	1,986,856
Inventories	145,808	143,105
Other receivables	396,399	422,669
Prepaid and other current assets	105,479	102,645
Income tax receivable	—	6,387
Total current assets	3,683,753	3,137,906
Property and equipment, net of accumulated depreciation of $5,921,761 and $5,759,514, respectively	3,026,170	3,073,533
Operating lease right-of-use assets	2,487,158	2,501,364
Intangible assets, net of accumulated amortization of $37,053 and $38,445, respectively	201,433	203,224
Equity method and other investments	492,541	545,848
Long-term investments	47,729	47,890
Other long-term assets	262,449	271,253
Goodwill	7,229,702	7,112,560
	$17,430,935	$16,893,578
LIABILITIES AND EQUITY
Accounts payable	$489,883	$514,533
Other liabilities	859,604	828,878
Accrued compensation and benefits	622,127	752,598
Current portion of operating lease liabilities	401,371	394,399
Current portion of long-term debt	127,616	123,299
Income tax payable	82,500	28,507
Total current liabilities	2,583,101	2,642,214
Long-term operating lease liabilities	2,311,902	2,330,389
Long-term debt	9,000,594	8,268,334
Other long-term liabilities	179,806	183,074
Deferred income taxes	719,545	726,217
Total liabilities	14,794,948	14,150,228
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,503,474	1,499,288
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 89,822 and 87,703 shares issued and outstanding at March 31, 2024, respectively, and 88,824 shares issued and outstanding at December 31, 2023)	90	89
Additional paid-in capital	428,202	509,804
Retained earnings	837,937	598,288
Treasury stock (2,119 and zero shares, respectively)	(240,117)	—
Accumulated other comprehensive loss	(100,115)	(52,084)
Total DaVita Inc. shareholders' equity	925,997	1,056,097
Noncontrolling interests not subject to put provisions	206,516	187,965
Total equity	1,132,513	1,244,062
	$17,430,935	$16,893,578

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
1. Consolidated business metrics:
Operating margin	15.8%	12.4%	10.8%
General and administrative expenses as a percent of consolidated revenues(1)	11.8%	12.8%	11.5%
Effective income tax rate on income	17.7%	20.2%	20.5%
Effective income tax rate on income attributable to DaVita Inc.(2)	21.5%	29.0%	27.5%
Effective income tax rate on adjusted income attributable to DaVita Inc.(2)	24.3%	26.7%	27.0%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,756	$2,809	$2,612
Other—Ancillary services
Integrated kidney care	116	160	98
Other U.S. ancillary	6	7	7
International dialysis patient service and other	219	194	179
	342	361	284
Eliminations	(27)	(24)	(23)
Total consolidated revenues	$3,071	$3,146	$2,873
Operating income (loss):
U.S. dialysis	$526	$444	$361
Other—Ancillary services
Integrated kidney care	(26)	27	(37)
Other U.S. ancillary	(2)	(19)	(3)
International(3)	16	1	15
	(12)	10	(25)
Corporate administrative support expenses	(30)	(63)	(25)
Total consolidated operating income	$484	$390	$312

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,750	$2,802	$2,606
Other revenues	6	6	6
Total operating revenues	2,756	2,809	2,612
Operating expenses:
Patient care costs	1,825	1,909	1,832
General and administrative	275	283	259
Depreciation and amortization	173	181	167
Equity investment income	(6)	(8)	(6)
Gain on changes in ownership interests	(35)	—	—
Total operating expenses	2,230	2,365	2,251
Segment operating income	$526	$444	$361
Reconciliation for non-GAAP measure:
Closure charges	15	32	22
Severance and other costs	—	—	17
Gain on changes in ownership interest	(35)	—	—
Adjusted segment operating income(2)	$505	$476	$400
Metrics
Volume:
Treatments	7,151,512	7,254,559	7,117,427
Number of treatment days	77.6	78.4	77.0
Average treatments per day	92,159	92,533	92,434
Per day year-over-year (decrease) increase	(0.3)%	1.0%	0.1%
Normalized year-over-year non-acquired treatment growth(4)	0.4%	0.7%	—%
Operating net revenues:
Average patient service revenue per treatment	$384.54	$386.31	$366.14
Expenses:
Patient care costs per treatment	$255.13	$263.19	$257.34
General and administrative expenses per treatment	$38.39	$39.06	$36.39
Depreciation and amortization expense per treatment	$24.17	$24.94	$23.46
Accounts receivable:
Receivables	$2,180	$1,632	$1,769
DSO	73	54	62

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
4. Cash flow:
Operating cash flow	$(135)	$485	$463
Operating cash flow, last twelve months	$1,462	$2,059	$1,705
Free cash flow(2)	$(327)	$258	$265
Free cash flow, last twelve months(2)	$645	$1,236	$935
Capital expenditures:
Maintenance	$85	$119	$109
Development	$36	$40	$39
Acquisition expenditures	$105	$18	$—
Proceeds from sale of self-developed properties	$3	$6	$—
5. Debt and capital structure:
Total debt(5)	$9,179	$8,446	$8,701
Net debt, net of cash and cash equivalents(5)	$8,834	$8,066	$8,384
Leverage ratio(6)	3.29x	3.15x	3.89x
Weighted average effective interest rate:
During the quarter	4.51%	4.45%	4.55%
At end of the quarter	4.69%	4.42%	4.53%
On the senior secured credit facilities at end of the quarter	4.88%	4.39%	4.60%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	50%	54%	53%
Debt with rates fixed by its terms or capped by cap agreements	88%	96%	93%
Amount spent on share repurchases	$240	$286	$—
Number of shares repurchased	2,119	2,904	—
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(2)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules.
(3)The reported operating income for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023 includes foreign currency gains (losses) embedded in equity method income recognized from our Asia Pacific joint venture of approximately $1.5, $(2.5) and $(0.7), respectively.
(4)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(5)The debt amounts as of March 31, 2024, December 31, 2023 and March 31, 2023 presented exclude approximately $51.3, $54.3 and $41.5, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(6)See Note 1: Calculation of the Leverage Ratio on page 14.

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA-continued
(unaudited)
(dollars in millions)
Note 1: Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated April 28, 2023, and our prior senior secured credit agreement (the Prior Agreement) the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The Prior Credit Agreement also included the face amount of all letters of credit issued as debt. The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-1 and new revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The following leverage ratios were calculated using the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the credit agreement that was in effect at the end of each such period (the Applicable Credit Agreement). The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Applicable Credit Agreement, including, as applicable, pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Applicable Credit Agreement, and as a result, the total adjustments calculated pursuant to the Applicable Credit Agreement may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company's management believes the presentation of "Consolidated EBITDA" as defined in the Applicable Credit Agreement is useful to investors to enhance their understanding of the Company's leverage ratio under the Applicable Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company's calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net income attributable to DaVita Inc.	$816	$692	$500
Income taxes	242	220	185
Interest expense	353	355	350
Depreciation and amortization	754	745	738
Impairment charges	26	26	—
Net income attributable to noncontrolling interests	277	265	233
Stock-settled stock-based compensation	108	110	95
Debt extinguishment and modification costs	8	8
Expected cost savings and expense reductions	23	33
Severance and other related costs	10	28	44
Other	67	72	37
"Consolidated EBITDA"	$2,683	$2,555	$2,182

	March 31, 2024	December 31, 2023	March 31, 2023
Total debt, excluding debt discount and other deferred financing costs(1)	$9,179	$8,446	$8,701
Letters of credit issued	—	—	151
	9,179	8,446	8,853
Less: Cash and cash equivalents including short-term investments(2)	(352)	(387)	(364)
Consolidated net debt	$8,827	$8,059	$8,489
Last twelve months "Consolidated EBITDA"	$2,683	$2,555	$2,182
Leverage ratio	3.29x	3.15x	3.89x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of March 31, 2024, December 31, 2023 and March 31, 2023 presented exclude approximately $51.3, $54.3 and $41.5, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Amended Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
INTEGRATED CARE METRICS
(unaudited)
Note 2:    Integrated Care Metrics
Our integrated kidney care (IKC) business is party to a variety of risk-based integrated care and disease management arrangements, including value-based care (VBC) contracts under which we assume full or shared financial risk for the total medical cost of care for patients below or above a benchmark.
The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as our SNPs), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss from VBC arrangements under which third-party medical costs are not included in our reported results. This metric is an annualization of our estimate of this amount for the most recent quarter.
A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as, but not limited to, impairment charges, (gain) loss on ownership changes, center closure charges, restructuring charges, accruals for legal matters, and debt extinguishment and modification costs; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted measures of operating expenses for its U.S. dialysis business, adjusted U.S. dialysis patient care costs per treatment, adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures and maintenance capital expenditures); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following Notes 3 through 7 provide reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 3:    Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.

	Three months ended
	March 31, 2024		December 31, 2023		March 31, 2023
	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income attributable to DaVita Inc.	$240	$2.65	$151	$1.62	$116	$1.25
IKC adjustment			(55)	(0.59)
Goodwill impairment			26	0.28
Earn-out revaluation			(8)	(0.08)
Legal accrual			29	0.31
Other income - Mozarc gain			(1)	(0.01)
Closure charges impacting:
Patient care costs	3	0.04	5	0.06	13	0.14
General and administrative	7	0.08	5	0.05	5	0.05
Depreciation and amortization	4	0.05	22	0.24	5	0.05
Closure charges D&L	15	0.16	32	0.34	22	0.24
Gain on changes in ownership interest	(35)	(0.39)
Severance and other costs			—	—	18	0.19
Related income tax	(4)	(0.04)	(2)	(0.02)	(10)	(0.11)
Adjusted net income attributable to DaVita Inc.	$215	$2.38	$173	$1.87	$146	$1.58
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 4:    Adjusted operating income

	Three months ended March 31, 2024
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$526	$(26)	$(2)	$16	$(12)	$(30)	$484
Closure charges impacting:
Patient care costs	3						3
General and administrative	7						7
Depreciation and amortization	4						4
Total closure charges	15						15
Gain on changes in ownership interest	(35)						(35)
Adjusted operating income (loss)	$505	$(26)	$(2)	$16	$(12)	$(30)	$463
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Three months ended December 31, 2023
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$444	$27	$(19)	$1	$10	$(63)	$390
Closure charges impacting:
Patient care costs	5						5
General and administrative	5						5
Depreciation and amortization	22						22
Total closure charges	32						32
Severance and other costs	—						—
Legal matter						29	29
IKC adjustment		(55)			(55)		(55)
Earn-out revaluation			(8)		(8)		(8)
Goodwill impairment			26		26		26
Adjusted operating income (loss)	$476	$(28)	$—	$1	$(27)	$(34)	$415
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Three months ended March 31, 2023
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$361	$(37)	$(3)	$15	$(25)	$(25)	$312
Closure charges impacting:
Patient care costs	13						13
General and administrative	5						5
Depreciation and amortization	5						5
Total closure charges	22						22
Severance and other costs	17	—			—	1	18
Adjusted operating income (loss)	$400	$(37)	$(3)	$15	$(24)	$(24)	$352
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 5:    Adjusted U.S. dialysis expense measures

	Three months ended
	March 31, 2024			December 31, 2023
	GAAP	Non-GAAP adjustment	Adjusted	GAAP	Non-GAAP adjustment	Adjusted
	(dollars in millions)
U.S. dialysis
Treatments	7,151,512		7,151,512	7,254,559		7,254,559
Operating expenses:
Patient care costs	$1,825	$(3)	$1,821	$1,909	$(5)	$1,904
General and administrative	275	(7)	267	283	(5)	278
Depreciation and amortization	173	(4)	169	181	(22)	159
Equity investment income	(6)		(6)	(8)		(8)
Gain on changes in ownership interest	(35)	35	—
Total operating expenses	$2,230	$21	$2,251	$2,365	$(32)	$2,333
Patient care costs per treatment(1)	$255.13		$254.67	$263.19		$262.45
Certain columns, rows, per treatment amounts or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)Patient care costs per treatment and adjusted patient care costs per treatment are patient care costs or adjusted patient care costs divided by number of U.S. dialysis treatments, respectively.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions)
Note 6:    Effective income tax rates on income attributable to DaVita Inc.

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Income before income taxes	$372	$289	$215
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(66)	(77)	(55)
Income before income taxes attributable to DaVita Inc.	$305	$212	$159
Income tax expense	$66	$58	$44
Income tax attributable to noncontrolling interests	—	3	—
Income tax expense attributable to DaVita Inc.	$66	$61	$44
Effective income tax rate on income attributable to DaVita Inc.	21.5%	29.0%	27.5%

The effective income tax rate on adjusted income attributable to DaVita Inc. is computed as follows:

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Income before income taxes	$372	$289	$215
IKC adjustment		(55)
Goodwill impairment		26
Earn-out revaluation		(8)
Legal accrual		29
Other income - Mozarc gain		(1)
Closure charges	15	32	22
Severance and other costs		—	18
Gain on changes in ownership interest	(35)
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(66)	(77)	(55)
Adjusted income before income taxes attributable to DaVita Inc.	$285	$236	$200
Income tax expense	$66	$58	$44
Plus income tax related to:
IKC adjustment		(14)
Goodwill impairment		7
Earn-out revaluation		(2)
Legal accrual		3
Other income - Mozarc gain		—
Closure charges	4	8	5
Severance and other costs		—	4
Less income tax related to:
Noncontrolling interests	—	3	—
Income tax on adjusted income attributable to DaVita Inc.	$69	$63	$54
Effective income tax rate on adjusted income attributable to DaVita Inc.	24.3%	26.7%	27.0%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 7:    Free cash flow

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net cash provided by operating activities	$(135)	$485	$463
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(77)	(78)	(55)
Contributions from noncontrolling interests	4	3	5
Maintenance capital expenditures	(85)	(119)	(109)
Development capital expenditures	(36)	(40)	(39)
Proceeds from sale of self-developed properties	3	6	—
Free cash flow	$(327)	$258	$265

	Twelve months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net cash provided by operating activities	$1,462	$2,059	$1,705
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(303)	(281)	(257)
Contributions from noncontrolling interests	14	15	15
Maintenance capital expenditures	(383)	(406)	(455)
Development capital expenditures	(159)	(162)	(173)
Proceeds from sale of self-developed properties	14	11	100
Free cash flow	$645	$1,236	$935
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.